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                                                        EXHIBIT B
CUSIP NO. 716723 10 1                           PAGE 1 OF 3 PAGES

MORGAN STANLEY

                                       MORGAN STANLEY & CO.
                                       INCORPORATED
                                       1251 AVENUE OF THE AMERICAS
                                       NEW YORK, NEW YORK 10020
                                       (212) 703-4000

                                       February 7, 1994

PERSONAL AND CONFIDENTIAL
- -------------------------

Board of Directors
William S. Barnickel & Company
c/o Boatmen's Trust Company
100 North Broadway
Post Office Box 14737
St. Louis, Missouri

Dear Gentleman:

Pursuant to our recent discussions, I am pleased to confirm the arrangements under which Morgan Stanley & Co. Incorporated ("Morgan Stanley") is engaged by William S. Barnickel & Company (the "Company") in connection with possible transactions involving the Company including a potential sale, merger or reorganization.

During the term of our engagement we will provide you with financial advice and assistance in connection with this transaction, including advice and assistance with respect to defining objectives, performing valuation analysis, and structuring, planning, and negotiating the transaction.

As you know, our fees for services in connection with a sale transaction depend on the outcome of the assignment and are designed to reflect our contribution to a major corporate objective. In the event that the transaction is not completed, we will charge only an "Advisory Fee" which will reimburse us for our time and effort expended. Under this arrangement, we keep a record of the time spent on assignments; this record is the principal basis for judging the cost of our financial advisory work and the amount of our Advisory Fee. For this assignment, the Advisory Fee is likely to be between $100,000 and $150,000. It is our practice to bill time and efforts fees quarterly as they accrue. We will periodically inform you as charges accumulate and, if it appears that the above range is being exceeded, we will mutually agree on a higher Advisory Fee. If the project is terminated prematurely and our efforts have not warranted the fee suggested by the above range, an appropriately lower fee will be suggested.


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CUSIP NO. 716723 10 1                           PAGE 2 OF 3 PAGES

                                                MORGAN STANLEY

If the sale, merger or reorganization of the Company is accomplished, we will charge a "Transaction Fee" against which will be credited any Advisory Fee and the Advisory Fee of $100,000 to be paid by the Trustees of the Barnickel Trust as stipulated in the agreement dated October 27, 1993. The Transaction Fee is calculated as a percentage of the transaction's Aggregate Value, subject to the indicated minimum and maximum fees, as follows:

            AGGREGATE VALUE                  TRANSACTION FEE/
             OF TRANSACTION                   FEE PERCENTAGE
            ---------------                  ----------------
                ($MM)
              180 or less                       $1.9 million
                     190                         1.02%
                     200                         1.00%
                     210                         0.99%
                     220                         0.98%
                     230                         0.97%
              240 or more                       $2.3 million

For a transaction in which the Aggregate Value is between two values shown in the above fee schedule, the fee percentage applicable to the transaction is determined by interpolation from the two nearest fee percentages. "Aggregate Value" of the transaction shall be the value of the consideration paid for the Company's common equity (or, in the case of a sale of assets, the consideration paid for such assets), plus the value of any debt, capital lease, and preferred stock obligations of the Company assumed, retired, or defeased in connection with the transaction. Any amounts to be paid by the buyer contingent upon future events shall be paid when such amounts are distributed to shareholders.

Our total fee in connection with a completed transaction will become payable by the Company when control of 50% or more of the Company's common stock changes hands. Nevertheless, our advisory efforts pursuant to this letter will continue after control is obtained to assist you with a second step merger or similar transaction.

Upon your request and at no additional expense, we will render a financial opinion letter in accordance with our customary practice with respect to the consideration to be received in the transaction. The terms of our opinion and the nature and scope of any analysis and investigation we undertake in order to render such opinion shall be such as we consider appropriate in the circumstances. Any advice or opinions provided by Morgan Stanley may not be disclosed or referred to publicly or to any third party other than (i) to shareholders, directors or professional advisors of the Company, (ii) in connection with any legal or administrative proceeding, (iii) as required by law or administrative regulations where, with respect to (ii) and (iii), the Company will make all reasonable efforts to notify Morgan Stanley in advance and to provide Morgan Stanley with an opportunity to comment on the form and substance of such disclosure, and (iv) except in accordance with our prior written consent, which will not be unreasonably withheld.

If an equity offering is required to achieve the liquidity needs of the Company's shareholders, Morgan Stanley would expect to be retained as lead manager of the offering, subject o the Company's satisfaction with the services provided by Morgan Stanley in connection with the transaction contemplated by this letter and subject to reaching mutual agreement on the terms and conditions of the offering. Up to $300,000 of the Transaction Fee would be credited against any fees received by Morgan Stanley for managing this offering. Please note that nothing in this letter constitutes a commitment to underwrite any securities or a commitment on the part of the Company to retain Morgan Stanley; such a commitment would be contained in a definitive and mutually agreeable underwriting agreement.


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CUSIP NO. 716723 10 1                           PAGE 3 OF 3 PAGES

                                                MORGAN STANLEY

In addition to our fee for professional services, reasonable out-of-pocket expenses will be billed separately as incurred. Generally these represent travel, document procurement, and delivery and related matters, but will also include the fees of our attorneys and other professional advisors, approved in advance by the Company, should their advice be required.

Morgan Stanley will act under this letter agreement as an independent contractor with duties solely to the Company. Because we will be acting on your behalf in this capacity, it is our practice to receive indemnification. A copy of our standard indemnity form is attached to this letter.

Please note that Morgan Stanley is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, Morgan
Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities of the Company, Petrolite or any other company that may be involved in this transaction. We recognize our responsibility for compliance with federal securities laws in connection with any such activities.

Our services hereunder may be terminated with or without cause by you or by us at any time and without liability or continuing obligation to you or to us (except for any Advisory Fee earned and expenses incurred by us to the date of termination and except, in the case of termination by you, for our right to a Transaction Fee pursuant to this letter for any transactions effected within two years of such termination) and provided that the indemnity provisions will remain operative regardless of any such termination.

Morgan Stanley and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to Morgan Stanley's engagement as financial advisor or its role in connection herewith.

If the terms of our engagement, as set forth in this letter, are satisfactory, kindly sign the enclosed copy of this letter and indemnification form and return them to us.

We look forward to working with the Company on this very important assignment.

                                  Very truly yours,

                                  MORGAN STANLEY & CO. INCORPORATED


                                  By: ----------------------------
                                      Managing Director

Accepted:

William S. Barnickel & Company


By:  /s/ Michael V. Janes
     --------------------------

Title:  President
        -----------------------

Date:  February 14, 1994
       ------------------------

Enclosure